Exhibit 16.1

January 13, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of Tetra Tech, Inc.’s Form 8-K dated January 13, 2004, and have the following comments:

1.   We agree with the statements made in paragraphs 1, 2, 4, 5 and 6 of Item 4(a).

2.   We have no basis on which to agree or disagree with the statements made in paragraph 3 of Item 4(a).

3.   We have no basis on which to agree or disagree with the statements made in Item 4(b).

Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP